Exhibit 10.1

LEASE TERMINATION AGREEMENT

THIS LEASE TERMINATION AGREEMENT (this “Agreement”) is entered into as of this 9th day of February, 2026 (“Execution Date”), by and between BMR-ROGERS STREET LLC, a Delaware limited liability company (“Landlord”), and GENERATION BIO CO., a Delaware corporation (“Tenant”).

RECITALS

A.WHEREAS, Landlord and Tenant entered into that certain Lease dated as of August 2, 2018, as amended by that certain First Amendment to Lease dated as of July 12, 2019 (the “First Amendment”), as further amended by that certain Second Amendment to Lease dated as of June 17, 2020 (the “Second Amendment”), and as amended by that certain Third Amendment to Lease dated as of February 24, 2022 (the “Third Amendment”) (as the same may have been further amended, amended and restated, supplemented or otherwise modified from time to time, the “Lease”), whereby Tenant leases certain premises (the “Premises”) from Landlord at 301 Binney Street, Cambridge, Massachusetts (the “Building”); and

B.WHEREAS, Landlord and Tenant desire to terminate the Lease on February 9, 2026 (the “Termination Date”) in accordance with the following provisions.

AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

1.Surrender.  Tenant shall surrender the Premises to Landlord in broom clean condition no later than the Termination Date.

2.Termination Fee.  Tenant shall pay to Landlord, a termination fee equal to Twenty-Two Million Three Hundred Fifty Thousand and 00/100 Dollars ($22,350,000.00) (the “Termination Fee”) as a fee and not a penalty.  Notwithstanding the foregoing, the parties acknowledge that Tenant previously paid Rent for the month of February 2026 in the amount of Eight Hundred Fifty-Three Thousand One Hundred Sixty-Nine and 66/100 Dollars ($853,169.66), which amount shall be credited against the Termination Fee.  Accordingly, on or prior to the Execution Date, Tenant shall transfer to Landlord by wire in immediately available funds, an amount equal to Twenty-One Million Four Hundred Ninety-Six Thousand Eight Hundred Thirty and 34/100 Dollars ($21,496,830.34).  This Termination Fee shall be in full satisfaction of any and all obligations Tenant may have under the Lease now or in the future pertaining to the payment of Rent.

3.Lease Termination.  Provided that Tenant has fully satisfied all of its obligations set forth in Section 1 and Section 2 of this Agreement (collectively, the “Termination Obligations”), then the Lease shall terminate effective as of 11:59 p.m. Eastern time on the Termination Date (“Lease Termination”).  As of the Lease Termination, the Lease shall be fully and finally surrendered and terminated and shall no longer be of any force or effect, except for Lease Sections 21.7 (Hazardous Materials) and 28.5 (Indemnification and Exculpation).

4.L/C Security.  Landlord acknowledges that it is holding an L/C Security issued by Bank of America, N.A. in the amount of Two Million Fifty-One Thousand Four Hundred Forty-Four Dollars and 00/100 ($2,051,444.00) as the Security Deposit.  Pursuant to Section 11.4 of the Lease, Landlord shall cancel and return the L/C Security to the issuer within thirty (30) days of the Lease Termination.

5.Reservation of Rights.  Notwithstanding this Lease Termination, Landlord does not waive, and hereby reserves, any rights and/or remedies that Landlord may have under Lease Sections 21.7 (Hazardous Materials) and 28.5 (Indemnification and Exculpation).  Landlord represents that it is not aware as of the Execution Date of the existence of (i) any default of Tenant under the Lease, or (ii) any condition that, but for the passage of time or giving of notice, would constitute a default of Tenant under the Lease, including but not limited to as to Lease Sections 21.7 and 28.5.

6.Quitclaim.  To the extent, if any, that the Lease gives Tenant any right, title or interest in or to the Premises, Tenant does hereby remise, release and quitclaim to Landlord such right, title or interest in or to the Premises as of the Lease Termination and shall execute and deliver to Landlord any documentation reasonably requested by Landlord to effect or document such remise, release and quitclaim.

7.Representation of Parties.  Each party represents that it has not made any assignment, sublease, transfer, conveyance or other disposition of the Lease or any interest therein, nor made or entered into any agreement that would result in any mechanic’s lien or other claim, demand, obligation, liability, action or cause of action arising from or with respect to the Lease or the Premises.

8.Attorneys’ Fees.  Except as otherwise expressly set forth in this Agreement, each party shall pay its own costs and expenses incurred in connection with this Agreement and such party’s performance under this Agreement, provided, that if either party commences an action, proceeding, demand, claim, action, cause of action or suit against the other party arising out of or in connection with this Agreement, then the substantially prevailing party shall be reimbursed by the other party for all reasonable costs and expenses, including reasonable attorneys’ fees and expenses, incurred by the substantially prevailing party in such action, proceeding, demand, claim, action, cause of action or suit, and in any appeal in connection therewith (regardless of whether the applicable action, proceeding, demand, claim, action, cause of action, suit or appeal is voluntarily withdrawn or dismissed).

9.Integration.  The terms of this Agreement are intended by the parties as a final, complete and exclusive expression of their agreement with respect to the terms that are included in this Agreement, and may not be contradicted or supplemented by evidence of any other prior or contemporaneous agreement.

10.Successors and Assigns.  Each of the covenants, conditions and agreements contained in this Agreement shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs, legatees, devisees, executors, administrators and permitted successors, assigns and sublessees.

11.Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts, without regard to the Commonwealth of Massachusetts’s conflict of law principles.

12.Authority.  Tenant guarantees, warrants and represents that the execution and consummation of this Agreement have been duly authorized by all appropriate company action, and the individual or individuals signing this Agreement have the power, authority and legal capacity to sign this Agreement on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf such individual or individuals have signed.

13.Counterparts.  This Agreement may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document.

14.Amendment.  No provision of this Agreement may be modified, amended or supplemented except by an agreement in writing signed by Landlord and Tenant.

15.Waiver of Jury Trial. To the extent permitted by applicable laws, the parties waive trial by jury in any action, proceeding or counterclaim brought by the other party hereto related to matters arising out of or in any way connected with this Agreement, Tenant’s use or occupancy of the Premises or any claim of injury or damage related to this Agreement or the Premises.

16.Electronic and PDF Signatures.  An electronic or portable document format (PDF) signature on this Agreement shall be equivalent to, and have the same force and effect as, an original signature.

17.Voluntary Agreement.  The parties have read this Agreement and the mutual releases contained in it, and have freely and voluntarily entered into this Agreement.

18.Defined Terms.  Capitalized terms not otherwise defined herein shall have the meanings given them in the Lease.

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IN WITNESS WHEREOF, the parties have executed this Agreement as a sealed Massachusetts instrument as of the day hereinabove first written.

LANDLORD:

BMR-ROGERS STREET LLC,
a Delaware limited liability company

By:	/s/ Collen O’Connor
Name:	Collen O’Connor
Its:	EVP, Market Lead, East Coast and U.K. Markets

TENANT:

GENERATION BIO CO.,
a Delaware corporation

By:	/s/ Yalonda Howze
Name:	Yalonda Howze
Its:	Interim Chief Executive Officer & President